EXHIBIT 99.1

STRATA Skin Sciences Appoints William D. Humphries to its Board of Directors

Horsham, Pa, April 12, 2021 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced the appointment of William D. Humphries to its Board of Directors.

Mr. Humphries’ vast experience includes more than 34 years as a key leader in the pharmaceutical industry, contributing strategic direction to a range of high growth public and privately-owned companies.

“We are delighted to welcome Bill to STRATA Skin Science’s board,” said Uri Geiger, Chairman of STRATA’s Board of Directors. “His extensive background in the pharmaceutical industry will provide invaluable leadership as the Company seeks to expand its role in the dermatologic space.”

From August 2018 until December 2020, Mr. Humphries served as President and Group Company Chairman, Ortho Dermatologics of Bausch Health Companies Inc., where he previously served as Executive Vice President, Company Group Chairman, Dermatology from January 2017 to August 2018. From 2012 to December 2016, he served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company. From 2004 to 2012, he served in several leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as its President beginning in 2008. Stiefel was acquired by GlaxoSmithKline in 2009. After the acquisition, Mr. Humphries served as the President of Dermatology for Stiefel, a GSK Company from 2009 until 2012. Before Stiefel, Mr. Humphries served in executive roles in sales and marketing, business development, and international marketing for Allergan, Inc., concluding as vice president of its U.S. skincare business.

“STRATA Skin Sciences has long been at the forefront of the treatment of dermatologic conditions and I am excited to join such an impressive team,” said Mr. Humphries. “My background aligns very well with the Company’s mission and I look forward to advising on future innovation.”

Mr. Humphries currently serves as Chairman of the Board at Clearside Biomedical, Chairman of the North Carolina State University Global Luxury Management Board and is a member of the Board at Aclaris Therapeutics. He received his MBA from Pepperdine University and completed his undergraduate studies at Bucknell University.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Investor Contact

Leigh Salvo
(415) 937-5404
ir@strataskin.com